Exhibit 99.1

PRESS RELEASE		FOR IMMEDIATE RELEASE

September 23, 2013		NEW YORK METRO

CONTACT:	MFA Investor Relations	NYSE: MFA
800-892-7547
www.mfafinancial.com

MFA Financial, Inc.

Announces Appointment of William Gorin as Chief Executive Officer

-Company Also Announces Appointment of

Craig Knutson as President and COO-

NEW YORK — MFA Financial, Inc. (NYSE:  MFA) announced today that its Board of Directors has appointed William S. Gorin as chief executive officer of the company, effective January 1, 2014.  Mr. Gorin, who is currently MFA’s president, will succeed Stewart Zimmerman, who is retiring at the end of 2013 after having served as MFA’s CEO since 1997 and Chairman of the Board since 2003.  In addition, MFA’s Board has appointed Craig L. Knutson as the company’s president and chief operating officer, effective January 1, 2014.

“We are extremely pleased to name Bill as MFA’s new CEO upon Stewart’s retirement at the end of the year,” said George H. Krauss, MFA’s Lead Director. “Bill has been a part of MFA since shortly after its founding.  With his intimate knowledge of MFA and the residential mortgage-backed securities market, Bill is the right executive to lead MFA into the future.”

Mr. Gorin, 55, has been MFA’s president since 2008 and a member of its Board of Directors since 2010.  From 1997 to 2008, Mr. Gorin served as an executive vice president of the company, and from 2001 to September 2010, he also served as MFA’s chief financial officer.

In addition to his serving as MFA’s CEO, Mr. Zimmerman, 69, who helped found MFA in 1997, also served as its president from 1997 to 2008.  Following his retirement, Mr. Zimmerman will serve as a consultant to MFA through the end of 2014.

Mr. Knutson, 54, who will succeed Mr. Gorin as president of MFA and also assume the newly-created role of COO, has been an executive vice president of the company since 2008.  While at MFA he has overseen the growth and development of MFA’s portfolio of Non-Agency residential mortgage-backed securities.

MFA is a real estate investment trust primarily engaged in the business of investment, on a leveraged basis, in Agency and Non-Agency residential mortgage-backed securities.